Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This separation agreement and general release (“Agreement”) is entered into by and between Kenneth Wine (“Employee”) and Build-A-Bear Workshop, Inc. (“Company”).

RECITALS

A.            Employee's employment with the Company will cease at the close of business on December 19, 2014 (“Termination Date”).

B.             The Company and Employee have determined that it is appropriate to plan for his departure and an orderly transition. Therefore, Employee’s employment with the Company will terminate as hereinafter provided.

C.             Employee and the Company (individually, “Party” and collectively, “Parties”) desire to agree upon provisions for the termination of all duties, responsibilities, and compensation requirements of the Parties.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.             Termination of Employment Responsibilities. Employee agrees that his employment with the Company will terminate effective at the close of business on the Termination Date, thereby terminating as of that date all further obligations of the Company to Employee, of whatever kind and nature, including all forms of compensation and benefits that otherwise might have been owed to Employee due to his holding any employment with the Company, except those that are expressly identified in this Agreement. Employee further agrees, as of the Termination Date, to resign from his position as an officer of the Company, and as an officer and a director of any subsidiary or affiliate of the Company, and Employee agrees to complete and submit any documentation necessary to resign such positions. Through the Termination Date, Employee shall perform such duties as shall be assigned to him by the Company, to the best of his abilities.

Employee acknowledges that except as provided in Paragraph 2 below and Exhibit 1 hereto, he is not entitled to any payments or benefits under any employee benefit plan, arrangement, policy, agreement or other arrangement of the Company (collectively, “Plans”) following his termination of employment.

2.             Separation Benefits.

a.             Separation Pay. Employee shall receive (i) on the regular payroll date immediately following the Termination Date, any unpaid salary which may have been earned by Employee prior to and including the Termination Date in accordance with the Company’s regular payroll practices, and (ii) the amount of Three Hundred Seventeen Thousand Seven Hundred Sixty Nine Dollars and Twenty Three Cents ($317,769.23), payable in equal installments for a period of fifty four (54) weeks (“Payment Period”) on the Company’s regular payroll dates, in accordance with its regular payroll practices, less any applicable withholding, commencing on the date that is thirty (30) days after the Termination Date. Notwithstanding the foregoing or any other provision to the contrary, no payment shall be made or other benefits made available under this Agreement unless Employee (A) does not resign his employment with the Company before the Termination Date, (B) executes this Agreement, and the release herein becomes effective, and any revocation period has expired by the thirtieth (30th) day after Employee’s Termination Date, and (C) executes a release of all claims in such form as may be prescribed by the Company on or after the Termination Date (“Release”), and such Release becomes effective under the terms thereof and any revocation period has expired by the thirtieth (30th) day after Employee’s Termination Date. Any payments under this Paragraph 2a shall be reduced by the amount of any cash compensation from a subsequent employer during the Payment Period; provided that, by way of clarification, the parties agree that the foregoing shall not apply to any fees, honoraria or stipends received by Employee for speaking engagements, published writings, television appearances, or service as a non-employee director, but will apply to any compensation received by Employee as an employee or consultant. Employee shall notify the Company in writing if and when he accepts a position with an employer at any time during the Payment Period, and such written notice shall include a complete and detailed description of Employee’s compensation arrangement with such employer and a copy of any employment agreement therewith.

b.             Welfare Payments. The Parties agree that Employee shall not be treated as an employee following the Termination Date under the Welfare Benefit Plans or under any other Plans. During the period that Employee elects to continue group health plan coverage under COBRA for up to 18 months following the Termination Date, the Company shall pay Employee One Hundred Fifty Five Dollars and Fifty Two Cents ($155.52) (“Welfare Payments”), on each of the Company’s regular payroll dates, in accordance with its regular payroll practices, less any applicable withholding, commencing on the date that is thirty (30) days after the Termination Date, such amount representing the amount that the Company was paying as the employer contribution toward Employee’s coverage under the medical plan as of the Termination Date. For purposes of this Agreement, Welfare Benefit Plans shall mean the medical, dental, vision, long and short-term disability and life insurance plans or any other employee welfare benefit plans maintained by the Company.

c.             Bonus. Employee shall be eligible to receive a bonus under the 2014 Performance Objectives for Chiefs (“2014 Bonus Plan”), if any, with respect to the 2014 year, in accordance with and at the time and in the manner set forth under the terms of the 2014 Bonus Plan to the extent the performance and other criteria under the 2014 Bonus Plan are achieved without regard to whether Employee remains employed with the Company during the applicable fiscal year; however, any such bonus shall be calculated as if Employee was employed by the Company for the entire applicable fiscal year. Notwithstanding anything herein to the contrary, payment of any such bonus described above shall be made no later than March 15 following the end of the applicable year to which it relates.

d.             Notwithstanding the specific terms of the Build-A-Bear Workshop, Inc. Third Amended and Restated 2004 Stock Incentive Plan (or applicable predecessor or successor plans thereto) (“Incentive Plan”) or the Employee’s applicable award agreements thereunder, with respect to any restricted stock (“Restricted Stock”) and nonqualified stock options (“Options”), the following provisions shall apply:

(i)       Vested Options. All Options which have vested on or prior to the Termination Date, but which have not expired, been exercised, or otherwise terminated, shall terminate on the date no longer exercisable by their respective terms.

(ii)      Unvested Options. All Options which have not vested as of the Termination Date, and which have not expired or otherwise terminated, shall terminate on the Termination Date.

(iii)     Restricted Stock. All shares of Restricted Stock which have not vested as of the Termination Date, and which have not expired, terminated, or otherwise been forfeited, shall be forfeited on the Termination Date.

The applicable provisions of this Agreement amend the terms and provisions of the awards granted to Employee under the Incentive Plan, to the extent addressed herein.

e.             No Further Payments; Exhibit 1. By executing this Agreement, Employee acknowledges and agrees that he accepts the amounts described in this Paragraph 2 in full discharge of all obligations of the Company and waives any right or claim he may have to benefits, compensation, or payment from the Company or under any Plans, with the exception of the payments set forth specifically in Exhibit 1. The payments and benefits referred to in this Paragraph 2 relate exclusively to the Employee's service as an employee and officer of the Company. Employee acknowledges that said payments constitute good and valuable consideration for the various commitments undertaken and releases provided by Employee in this Agreement and the Release.

With respect to Plan amounts set forth on Exhibit 1, unless otherwise explicitly stated, such amounts have been determined consistent with the respective Plan provisions and consistent with the Company's normal practice in determining such benefit amounts. If the Company becomes aware of any discrepancy in any amount set forth in Exhibit 1, it will immediately notify Employee in writing of such discrepancy and make an appropriate adjustment, whether positive or negative, to the respective Plan account balance.

f.             Withholding; Plan Compensation. All payments under this Agreement shall be subject to all applicable federal and state tax withholding including FICA, and any other requirements of law. Subject to the provisions of the applicable employee benefit plan, payments made under this Agreement are not considered to be eligible earnings for pension or 401(k) plan purposes.

g.             Ancillary Arrangements. The Company shall take such action as may be reasonably necessary to transfer the Company cellular phone number used by Employee to Employee’s personal account in a manner that allows Employee to maintain the existing phone number associated with such cellular phone.

3.             General Release and Agreement Not to Sue.

a.             For and in consideration of the representations, covenants, promises, agreements and acknowledgments contained herein, the sufficiency of which are hereby acknowledged, Employee agrees as follows:

(i.)

For purposes of this Agreement, the term “Releasees” means Build-A-Bear Workshop, Inc. and all of its parents, subsidiaries, affiliated entities, predecessors, successors, assigns, directors, officers, administrators, officials, employees, shareholders, transferees, agents, counsel, plans and insurers.

(ii.)

Employee, on behalf of himself and each of his personal and legal representatives, heirs, devisees, executors, successors and assigns, hereby acknowledges full and complete satisfaction of, and fully and forever waives, releases, acquits, and discharges the Releasees from, any and all claims, causes of action, grievances, demands, rights, liabilities, damages of any kind, obligations, costs, expenses, and debts, of every kind and nature whatsoever, whether based on statute, tort, contract, common law, or other theory of recovery, whether known or unknown, suspected or unsuspected, or fixed or contingent, which Employee holds or at any time previously held against the Releasees, or any of them, with the exception of claims challenging the validity of or alleging breaches of this Agreement, through the effective date of this Agreement (singularly, “Claim” and collectively, “Claims”). This general release specifically includes, but is not limited to, any and all Claims:

(1)

Arising under, based upon, or in any way related to Employee’s employment with and/or service as an officer and/or director for any of the Releasees, incidents occurring during Employee's employment with and/or service as an officer and/or director for any of the Releasees, or the termination of Employee's employment with and/or service as an officer and/or director for any of the Releasees; and/or

(2)

Arising under, based upon, or in any way related to TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, as amended, THE CIVIL RIGHTS ACT OF 1991, 42 U.S.C. §1981, THE AMERICANS WITH DISABILITIES ACT, THE REHABILITATION ACT, THE FAMILY AND MEDICAL LEAVE ACT, THE FAIR LABOR STANDARDS ACT, THE EMPLOYEE RETIREMENT INCOME SECURITY ACT, THE AGE DISCRIMINATION IN EMPLOYMENT ACT, THE OLDER WORKERS BENEFIT PROTECTION ACT, THE EQUAL PAY ACT, THE NATIONAL LABOR RELATIONS ACT, THE WORKER ADJUSTMENT AND RETRAINING NOTIFICATION ACT, STATE WORKERS' COMPENSATION LAW, THE ELECTRIC SERVICE CUSTOMER CHOICE AND RATE RELIEF LAW OF 1997, and any other federal, state, county, or local common law, statute, rule, ordinance, decision, order, policy, or regulation prohibiting employment discrimination, harassment and/or retaliation, providing for the payment of wages or benefits, or otherwise creating rights or claims for employees, including, but not limited to, any and all claims alleging breach of public policy, the implied obligation of good faith and fair dealing, or any express, implied, oral or written contract, handbook, manual, policy statement or employment practice, or claims alleging misrepresentation, defamation, libel, slander, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, false imprisonment, assault, battery, fraud, negligence, or wrongful discharge; and/or

(3)

Any claim arising under the Plans; provided, however, it is understood and agreed by the parties that Employee is not waiving or releasing any claim or rights to the Plan benefits which are described in Exhibit 1 hereto. Employee understands that he is entitled to such benefits in accordance with the specific terms and provisions of the respective Plans.

Employee hereby agrees not to sue or pursue any claim against Releasees with respect to any Claims released in this Agreement except as specifically stated below. Employee hereby agrees that if any such Claim referenced herein is filed, pursued or otherwise prosecuted, Employee waives his right to relief from such Claim, including the right to damages, attorneys' fees, costs, and any and all other relief, whether legal or equitable, sought in connection with such Claim. Employee further agrees that if he, or anyone on his behalf, files, pursues or otherwise prosecutes any such Claim, then Employee shall be liable for the payment of all damages and costs, including attorneys' fees, incurred by the Releasees, or any of them, in connection with such Claim and the Company shall no longer be obligated to make any payment or benefit not already made to Employee, and the Company shall be entitled to recoup the value of all payments and benefits paid hereunder. This agreement not to sue does not prohibit Employee from pursuing a lawsuit or claim to challenge the validity or enforceability of this Agreement under the Age Discrimination in Employment Act or the Older Workers Benefit Protection Act, nor does it render Employee liable for damages or costs, including attorneys' fees, incurred by Releasees in connection with a lawsuit or claim to challenge the validity or enforceability of this Agreement under the Age Discrimination in Employment Act or the Older Workers Benefit Protection Act. Employee further agrees that if a trier-of-fact finds that Employee has otherwise breached any of the terms of this Agreement, then Employee shall be liable for the payment of all damages, costs and expenses, including attorneys' fees, incurred by the Releasees, or any of them, in connection with such breach. Employee represents and warrants that as of the date he signs this Agreement, he has not initiated or caused to be initiated against the Company any administrative claim, investigation, proceeding, or suit of any kind. This Agreement shall be a fully binding and complete settlement by Employee, his personal and legal representatives, heirs, devisees, executors, successors, and assigns. The Parties acknowledge that by signing the Agreement, Employee is not waiving any rights which may arise in the future.

(iii.)

Notwithstanding the foregoing, nothing in this Agreement shall effect a release of Employee’s right (i) to enforce the terms of this Agreement, and (ii) to indemnity as provided for under the Company’s articles, bylaws, agreements and at common law.

b.     For and in consideration of the representations, covenants, promises, agreements and acknowledgments contained herein, the sufficiency of which are hereby acknowledged, except as provided below, the Company hereby releases Employee from any and all claims, causes of action, grievances, demands, rights, liabilities, damages of any kind, obligations, costs, expenses, and debts, of every kind and nature whatsoever, in connection with Employee’s employment or termination of employment, whether based on statute, tort, contract, common law, or other theory of recovery, whether known or unknown, suspected or unsuspected, or fixed or contingent, which the Company ever had or may have against Employee through the date of this Agreement.  Notwithstanding the foregoing, the Company’s release provided herein does not waive or release (a) any claims that are not waivable by law, (b) rights or claims that may arise after this Agreement is executed, (c) rights under this Agreement, (d) any criminal, malicious, dishonest or fraudulent acts committed by Employee in violation of any federal or state laws or regulations, (e) any breach of fiduciary duty Employee owed or owes to the Company in his capacity as an officer of the Company or its subsidiaries or affiliates, or (f) any gross negligence or willful misconduct by Employee in the performance of his obligations under this Agreement, his employment agreement, or any other agreement with or policy of the Company or its subsidiaries or affiliates.

4.             General Release. The Parties hereby acknowledge and agree that the release set forth above is a general release of all Claims that Employee holds or previously held against Releasees, or any of them, whether or not they are specifically referred to herein. No reference herein to any specific Claim, statute or obligation is intended to limit the scope of this general release and, notwithstanding any such reference, this Agreement shall be effective as a full and final bar to all Claims that are released in this Agreement.

5.             Non-Admission. Employee, the Company, and Releasees understand and agree that this Agreement is intended to finally and fully conclude the employment and officer relationship between Employee, the Company and any of the Releasees and shall not be interpreted as an admission by Employee, the Company or any of the Releasees of any wrongdoing or any violation of federal, state or local law, regulation or ordinance against the other Party. All Parties expressly deny that he/it/they, or their employees, supervisors, representatives, agents, officers, or directors have ever committed any wrongdoing whatsoever.

6.             Taxes. Employee agrees that he is responsible for the payment of all federal, state and local taxes, of any type whatsoever, due and resulting from the payment to his of the above-described consideration.

7.             Attorney Review; Time for Execution; Revocation; Acknowledgements and Representations.

a.     The Company hereby advises Employee to consult with an attorney prior to executing this Agreement. Each Party shall bear all attorneys' fees and costs arising from the actions of its own counsel in connection with the review and execution of this Agreement. Employee shall have twenty one (21) days from the date of the presentation of this Agreement to consider whether to sign it. Any changes, regardless of materiality, that are made to this Agreement following its initial presentation to Employee shall not toll or restart Employee’s consideration. Employee may revoke the Agreement, thereby nullifying the Agreement and all of its terms, by notifying the Company by delivering written notice of revocation to Eric Fencl, General Counsel, by U.S. Mail at 1954 Innerbelt Business Center Drive, St. Louis, Missouri 63114, at any time within seven (7) days after executing the Agreement. In the event Employee exercises his right to revoke this Agreement, this Agreement will be null and void and the Company shall have no obligation to make the payments or furnish the other consideration recited above, or any other obligation under this Agreement.

b.     Employee expressly agrees, acknowledges and understands that: (a) other than what is required by law, the consideration set forth above is consideration that he is not otherwise entitled to and is given in exchange for the release contained above and for the other promises contained in this Agreement; (b) he is waiving any and all rights or claims arising under the Age Discrimination in Employment Act; (c) he has been, and is hereby, advised by the Company to consult with an attorney prior to executing this Agreement; (d) he has been given a period of at least twenty one (21) days within which to consider this Agreement; (e) this Agreement does not become effective or enforceable until the seven (7) day revocation period described above has elapsed, with no revocation having occurred, and then the Agreement shall be considered effective retroactive to the date of execution by Employee; (f) he may revoke this Agreement at any time within seven (7) days after execution; (g) he shall not be entitled to any payments or benefits under this Agreement in the event of a revocation; (h) he has had a full opportunity to read and consider this Agreement; and (i) he has knowingly and voluntarily entered into this Agreement, and fully understands and agrees to all of its terms.

8.             Confidentiality. Employee agrees to keep secret and confidential, and not to use or disclose to any third parties, except as directly required for Employee to perform Employee’s employment responsibilities for the Company, any of the Company’s proprietary Confidential Information. Employee acknowledges and confirms that certain data and other information (whether in human or machine readable form) that comes into his possession or knowledge (whether before or after the date of this Agreement) and which was obtained from the Company, or obtained by Employee for or on behalf of the Company (“Confidential Information”) is the secret, confidential property of the Company. This Confidential Information includes, but is not limited to: (a) lists or other identification of customers or prospective customers of the Company (and key individuals employed or engaged by such parties); (b) lists or other identification of sources or prospective sources of the Company’s products or components thereof (and key individuals employed or engaged by such parties); (c) all compilations of information, correspondence, designs, drawings, files, formulae, lists, machines, maps, methods, models, notes or other writings, plans, records and reports; (d) financial, sales and marketing data relating to the Company or to the industry or other areas pertaining to the Company’s activities and contemplated activities (including, without limitation, manufacturing, transportation, distribution and sales costs and non-public pricing information); (e) equipment, materials, procedures, processes, and techniques used in, or related to, the development, manufacture, assembly, fabrication or other production and quality control of the Company’s products and services; (f) the Company’s relations with its customers, prospective customers, suppliers and prospective suppliers and the nature and type of products or services rendered to such parties (or proposed to be rendered to prospective parties); (g) the Company’s relations with its employees (including, without limitation, salaries, job classifications and skill levels); and (h) any other information designated by the Company to be confidential, secret and/or proprietary (including, without limitation, information provided by customers or suppliers of the Company). Further, Employee agrees not to divulge or release this Agreement or its contents, except to his attorneys, financial advisors, or immediate family, provided they agree to keep this Agreement and its contents confidential, or in response to a valid subpoena or court order. Information that is or becomes publicly available through no wrongful act or breach of obligation by Employee shall not be deemed to be Confidential Information. In the event Employee receives a subpoena or court order requiring the release of this Agreement or its contents or any Confidential Information, Employee will notify the Company sufficiently in advance of the date for the disclosure of such information in order to enable the Company to contest the subpoena or court order, and Employee agrees to cooperate with the Company in any related proceeding involving the release of this Agreement or its contents or any Confidential Information. Employee agrees that notwithstanding anything else in this Agreement to the contrary, he has the obligation to maintain strict secrecy regarding trade secrets beyond the expiration of this Agreement.

9.             Restrictions. Employee agrees that through the Termination Date and for the period of time set forth below following the Termination Date, Employee will not, directly or indirectly (whether as owner, partner, consultant, employee or otherwise):

a.          for one (1) year, engage in, assist or have an interest in, or enter the employment of or act as an agent, advisor or consultant for, any person or entity which is engaged in, or will be engaged in, the development, manufacture, supplying or sale of a product, process, service or development which is competitive with a product, process, service or development on which Employee worked or with respect to which Employee has or had access to Confidential Information while at Company (“Restricted Activity”), and which is located within the United States or within any country where the Company has established a retail presence either directly or through a franchise arrangement; or

b.          for one (1) year, induce or attempt to induce any employee, consultant, partner or advisor of Company to accept employment or an affiliation with any entity engaged in a Restricted Activity;

provided, however, that following termination of his employment, Employee shall be entitled to be an employee of an entity that engages in Restricted Activity so long as: (i) the sale of stuffed plush toys is not a material business of the entity; (ii) Employee has no direct or personal involvement in the sale of stuffed plush toys ; and (iii) neither Employee, his relatives, nor any other entities with which he is affiliated own more than 1% of the entity. As used in this paragraph 6, “material business” shall mean that either (A) greater than 10% of annual revenues received by such entity were derived from the sale of stuffed plush toys and related products, or (B) the annual revenues received or projected to be received by such entity from the sale of stuffed plush toys and related products exceeded $10 million, or (C) or the entity otherwise annually derives or is projected to derive annual revenues in excess of $5 million from a retail concept that is similar in any material regard to Company.

10.          Acknowledgment. Employee recognizes and agrees that the restraints contained in Paragraph 9 (both separately and in total), including the geographic scope thereof in light of the Company’s marketing efforts, are reasonable and enforceable in view of the Company’s legitimate interests in protecting its Confidential Information and customer goodwill and the limited scope of the restrictions in Paragraph 9.

11.          Inventions. Any and all ideas, inventions, discoveries, patents, patent applications, continuation-in-part patent applications, divisional patent applications, technology, copyrights, derivative works, trademarks, service marks, improvements, trade secrets and the like (collectively, “Inventions”), which are or have been developed, conceived, created, discovered, learned, produced and/or otherwise generated by Employee, whether individually or otherwise, during the time that Employee has been employed by the Company, whether or not during working hours, that related to (a) current and anticipated businesses and/or activities of the Company, (b) the current and anticipated research or development of the Company, or (c) any work performed by Employee for the Company, shall be the sole and exclusive property of the Company, and the Company shall own any and all right, title and interest to such Inventions. Employee assigns, and agrees to assign to the Company whenever so requested by the Company, any and all right, title and interest in and to any such Invention, at the Company’s expense, and Employee agrees to execute any and all applications, assignments or other instruments which the Company deems desirable or necessary to protect such interests, at the Company’s expense.

Employee acknowledges that as part of his work for the Company, he has been asked to create, or contribute to the creation of, computer programs, documentation and other copyrightable works. Employee hereby agrees that any and all computer programs, documentation and other copyrightable materials that he has prepared or worked on for the Company shall be treated as and shall be a “work made for hire,” for the exclusive ownership and benefit of the Company according to the copyright laws of the United States, including, but not limited to, Sections 101 and 201 of Title 17 of the U.S. Code (“U.S.C.”) as well as according to similar foreign laws. The Company shall have the exclusive right to register the copyrights in all such works in its name as the owner and author of such works and shall have the exclusive rights conveyed under 17 U.S.C. Sections 106 and 106A including, but not limited to, the right to make all uses of the works in which attribution or integrity rights may be implicated. Without in any way limiting the foregoing, to the extent the works are not treated as works made for hire under any applicable law, Employee hereby irrevocably assigns, transfers, and conveys to the Company and its successors and assigns any and all worldwide right, title, and interest that Employee may now or in the future have in or to the works, including, but not limited to, all ownership, U.S. and foreign copyrights, all treaty, convention, statutory and common law rights under the law of any U.S. or foreign jurisdiction, the right to sue for past, present, and future infringement, and moral, attribution, and integrity rights. Employee hereby expressly and forever irrevocably waives any and all rights that he may have arising under 17 U.S.C. Sections 106A, rights that may arise under any federal, state, or foreign law that conveys rights that are similar in nature to those conveyed under 17 U.S.C. Section 106A, and any other type of moral right or droit moral.

12.          Company Property. Employee acknowledges and represents that any and all equipment and notes, records, sketches, computer diskettes, training materials and other documents relating to the Company obtained by or provided to Employee, or otherwise made, produced or compiled during Employee’s employment with the Company, regardless of the type of medium in which they are preserved, are the sole and exclusive property of the Company and shall be or have been surrendered by Employee to the Company on the Termination Date.

13.          Non-Disparagement. Employee agrees that he will not make any public statement which would materially adversely affect the business of Releasees or any other related entity of the Company, in any manner, at any time, even beyond the date after which Employee will receive no further compensation or benefits of any kind pursuant to the provisions of this Agreement. The Company agrees that its Chief Executive Officer, senior management (i.e., Chiefs) and members of its Board of Directors will not make any public statement which would materially adversely affect the reputation of Employee, in any manner, at any time. Nothing in this Agreement, however, shall be construed to prohibit Employee or the Company from communicating with any government agency in a manner protected by applicable law or testifying truthfully if and when required to do so in any legal or regulatory proceeding. Subject to the foregoing, Employee agrees that he will not disparage, criticize or speak negatively about Releasees or their decisions or actions, about Releasees' products, services or operations, about any of Releasees' past, present or future directors, officers or employees or any of their actions or decisions, or about Releasees' customers. The Parties agree that Employee shall refer any and all inquiries from prospective employers solely to Darlene Elder, or such person’s successor.

14.          Remedies. The Parties respectively acknowledge that the other Party would be greatly injured by, and have no adequate remedy at law for, breach of obligations contained in Paragraphs 8-13 above. The Parties further recognize the difficulty in ascertaining damages for breach of these provisions. Accordingly, the Parties agree that in the event of a breach or threatened breach of any of Employee’s duties and obligations under the terms and provisions of such Paragraphs hereof, the Company shall be entitled, in addition to any other legal or equitable remedies it may have in connection therewith (including any right to damages that it may suffer), to temporary, preliminary and permanent injunctive relief restraining such breach or threatened breach. Employee hereby expressly acknowledges that the harm which might result to the Company’s business as a result of any noncompliance by Employee with any of the provisions of such Paragraphs would be largely irreparable. Employee specifically agrees that if there is a question as to the enforceability of any such provisions, Employee will not engage in any conduct inconsistent with or contrary to such Paragraphs until after the question has been resolved by a final judgment of a court of competent jurisdiction.

15.          Severability. The provisions of this Agreement are fully severable. Therefore, if any provision of this Agreement is for any reason determined to be invalid or unenforceable under applicable law in any jurisdiction, the remaining provisions hereof shall be unaffected as to such jurisdiction and such adjudication shall not affect the validity or enforceability of such provisions in any other jurisdiction. Furthermore, any invalid or unenforceable provisions shall be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or, if such provision cannot under any circumstances be modified or restricted, it shall be excised from the Agreement without affecting the validity or enforceability of any of the remaining provisions. The Parties expressly acknowledge and agree that this Paragraph is reasonable in view of the Parties’ respective interests.

16.          Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matters of this Agreement and supersedes all prior negotiations and agreements, whether written or oral, including, without limitation, the Employment, Confidentiality and Noncompete Agreement between the Parties dated December 3, 2012. This Agreement may not be altered or amended except by a written document executed by both Parties. Employee represents and acknowledges that in executing this Agreement, he has not relied upon any representation or statement not set forth herein made by the Company or any of the Releasees or by any of the Releasees' agents, representatives, or attorneys, with regard to the subject matters, basis or effect of this Agreement, the Company, its business or its stock, or any other matter.

17.          Arbitration. Any controversy or claim arising out of, or relating to this Agreement, the breach thereof, or Employee’s employment by the Company or termination thereof, shall, at the Company’s sole option, be settled by binding arbitration in the County of St. Louis in accordance with the rules then in force of the American Arbitration Association, and judgment upon the award rendered may be entered and enforced in any court having jurisdiction thereof. In the event Employee commences any action in court which the Company has the right to submit to binding arbitration, the Company shall have sixty (60) days from the date of service of a summons and complaint upon the Company to direct in writing that all or any part of the dispute be arbitrated. Any remedy available in any court action shall also be available in arbitration.

18.          Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, Employee and his personal and legal representatives, heirs, devisees, executors, successors, and assigns, and the Company and its successors and assigns.

19.          Paragraph Headings; Governing Law; Third Party Benefit. Paragraph headings herein are for convenience and reference only and in no way define, limit or enlarge the rights and obligations of the Parties under this Agreement. The provisions of this Agreement are intended to benefit Employee and each of the Releasees and as such may be enforced by each Releasee in such party's individual right. In light of the Company’s substantial contacts with the State of Missouri, the Parties’ interests in ensuring that disputes regarding the interpretation, validity and enforceability of this Agreement are resolved on a uniform basis, and the Company’s execution of, and the making of, this Agreement in Missouri, the Parties agree that: (a) any litigation involving any noncompliance with or breach of the Agreement, or regarding the interpretation, validity and/or enforceability of the Agreement, shall be filed and conducted in the state or federal courts in St. Louis City or County, Missouri; and (b) the Agreement shall be interpreted in accordance with and governed by the laws of the State of Missouri, without regard for any conflict of law principles.

20.          Section 409A. The Agreement is intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom. In no event may Employee, directly or indirectly, designate the calendar year of any payment to be made under this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Separation Agreement and General Release on the date(s) identified below.

PLEASE READ CAREFULLY. THIS SEPARATION AGREEMENT AND GENERAL RELEASE INCLUDES A RELEASE OF ALL CLAIMS. THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE COMPANY. BY SIGNING BELOW, THE PARTIES ACKNOWLEDGE AND AGREE THAT THEY HAVE CAREFULLY READ AND FULLY UNDERSTAND THIS AGREEMENT AND UNDERSTAND THE RIGHTS THEY ARE WAIVING BY SIGNING THIS AGREEMENT. THE PARTIES ARE ENTERING INTO THIS AGREEMENT KNOWINGLY AND VOLUNTARILY, AND SIGN IT OF THEIR OWN FREE ACT AND DEED.

BUILD-A-BEAR WORKSHOP, INC.		EMPLOYEE

By:	/s/ Sharon John	/s/ Kenneth Wine

Its:	Chief Executive Officer and Chief President Bear

Date:	October 10, 2014	Date: October 10, 2014

Exhibit 1

Benefit Summary - Employee

1.     Build-A-Bear Workshop, Inc. Employee Savings Trust (“401(k) Plan”)

●	Benefits will be distributed in accordance with the terms of the 401(k) Plan.

2.     Health and Other Insurance Benefits

●

Employee may elect COBRA continuation coverage under the Company group health or other insurance benefit plans, to the extent permitted under the applicable plan terms and COBRA. Any conversion or other rights shall be governed by the terms of the applicable plans.

3.     Build-A-Bear Workshop, Inc. Non-Qualified Deferred Compensation Plan (“Deferred Compensation Plan”)

●	Benefits will be distributed in accordance with the terms of the Deferred Compensation Plan.

4.     Stock Options and Restricted Stock Awards

●

All unexercised stock options and unvested restricted stock awards that remain outstanding on the Termination Date shall be governed by the terms of the applicable plans and awards, except to the extent specifically amended by the terms of the Separation Agreement and General Release between the parties.

5.

Build-A-Bear Workshop, Inc. 2013 Long Term Performance Based Cash Incentive Program for Chiefs and Build-A-Bear Workshop, Inc. 2014 Long Term Performance Based Cash Incentive Program for Chiefs and (“LT Cash Programs”)

●	Any amounts due to be paid prior to the Termination Date in accordance with the terms of the LT Cash Programs will be paid. No other payments shall be made to Employee under the LT Cash Programs.

6.	Indemnification Agreement dated December 3, 2012 between Build-A-Bear Workshop, Inc. and Employee (“Indemnification Agreement”)

●	Employee’s rights under the Indemnification Agreement shall continue following the Termination Date to the extent provided therein.

This exhibit summarizes the benefits Employee could receive at separation. Please note that it only describes the highlights of each plan and estimated amounts. For detailed plan information, refer to the legal plan documents. If there is a discrepancy between the benefit provisions described in this guide and the legal plan documents, the legal plan documents will govern.

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